Exhibit 99.A

AGREEMENT

This AGREEMENT (hereinafter “Agreement”) is entered into as of January 27, 2012, by and between Atwater Partners of Texas LLC, a Texas limited liability company (hereinafter “Atwater”) and Mango Capital Inc., a Nevada Corporation, the parent and sole owner of MangoSoft Intellectual Property, Inc. (collectively hereinafter “Mango”).  Atwater and Mango are individually referred to herein from time to time as a “Party” and are collectively referred to herein from time to time as the “Parties.”  Except as otherwise noted, capitalized terms shall have such meanings as set forth in this Agreement or as indicated in Section 1.

RECITALS:

WHEREAS, Mango is the owner of certain patents, more fully identified in Exhibit A to this Agreement (hereinafter the “Patents”), and seeks to implement a Licensing Program to enforce the intellectual property rights owned by Mango from its Patents.

WHEREAS, Atwater has experience implementing Licensing Programs to enforce the intellectual property rights related to patent ownership.

NOW, THEREFORE, in consideration of the foregoing, the covenants contained herein, and other good and valuable considerations, the receipt, adequacy, and total sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT:

SECTION 1

CERTAIN DEFINITIONS

In addition to other terms defined in this Agreement, the following terms have the meaning indicated when used herein:

1.1          “Licensing Program(s)” means: (a) any litigation, arbitration, mediation, negotiation, judicial or administrative hearing, legal or equitable cause of action or such other similar proceedings or efforts that Atwater may initiate, prosecute and conclude or threaten to initiate against any individual or entity for infringement of the Patents; and (b) any action taken by Atwater necessary or reasonably required to secure licensing agreements with individuals or entities for infringement of the Patents.  The term Licensing Program does not include: (i) licensing the Patents in the ordinary course of business absent any alleged infringement of the Patents; and (ii) appeals taken to the United States Court of Appeals for the Federal Circuit.  Should Mango seek Atwater’s involvement with an appeal to the United States Court of Appeals for any patent related matter, Atwater and Mango agree that a separate agreement would need to be executed between the Parties.

1.2          “Gross Proceeds” means any income, proceeds or revenues arising out of or related to the Licensing Program including, without limitation, income, proceeds, or revenues from: (a) licensing fees or any other form of compensation paid to Mango as a result of any agreements entered into with any parties to license any or all of the Patents; (b) awards, judgments or settlements against any individual or entities as a result of any patent infringement litigation initiated and prosecuted by Atwater; or (c) any Sale Transaction.

1.3          “Net Proceeds” means the Gross Proceeds LESS Litigation Fees.  Litigation Fees are defined as: (a) costs and fees related to due diligence research on the Patents to determine potential infringers of the

Patents, as well as all fees and costs related to due diligence research needed to comply with the Federal Rules of Civil Procedure prior to filing a law suit for patent infringement; (b) any contingency fees, fee awards, hourly or contract rates, commissions, costs, expenses, compensation, payments, reimbursements or any other sums (including, but not limited to, expert witness fees, deposition expenses, trial costs, document management charges or other similar fees, expenses or charges) paid by Atwater to its legal counsel, outside contractors, experts, specialists, advisors, representatives or agents in connection with the Licensing Program on the Patents; and (c) costs, expenses, compensation, payments, reimbursements or any other sums (including, but not limited to, expert witness fees, deposition expenses, trial costs, document management charges or other similar fees, expenses or charges) paid by Atwater’s legal counsel, outside contractors, experts, specialists, advisors, representatives or agents in connection with the Licensing Program on the Patents.  Atwater represents that neither it or any of it officers, Members or Managers shall receive a finders fee or referral fee from any legal counsel, outside contractors, experts, specialists, advisors, representatives or agents it retains in connection with the Licensing Program.

1.4          “Sales Transaction” means the sale, transfer or assignment by Mango of its rights, title or interest (in whole or in part) in the Patents which has resulted from the Licensing Program.

SECTION 2

DUTIES, RESPONSABILITIES AND COMPENSATION

Section 2.1.           Atwater’s Duties.  Upon the execution of the Agreement, Atwater shall commence a Licensing Program of the Patents, which includes: (1) due diligence research and vetting of the Patents; (2) retention of litigation counsel to implement a Licensing Program; (3) Management of said litigation counsel and of the Licensing Program for Mango, to the best of Atwater’s abilities; (4) Atwater will advance, or litigation counsel retained by Atwater will advance, all Litigation Costs associated with the Licensing Program.  The Parties further agree that if Atwater initiates infringement litigation against any alleged infringer, and that alleged infringer files a counter-claim against Mango for patent infringement, Atwater and Atwater’s litigation counsel agree to manage and defend Mango against that counter-claim, as well as advance all Litigation Costs associated with that counter-claim.   Atwater and its litigation counsel are not entitled to recover advanced Litigation Costs from Mango, where no revenue is generated from the Licensing Program.

Section 2.2.           Mango’s Duties.  Upon execution of the Agreement, Mango shall cooperate in good faith with Atwater, and assist Atwater as reasonably necessary, in the Licensing Program.  Mango shall also hire Mr. Anthony Hayes, as more fully set forth in an employment contract contemporaneously executed between Mango and Mr. Anthony Hayes.

Section 2.3.           Licensing Program Decisions.  Unless otherwise prohibited by law, Mango and Atwater agree that all decisions related to implementation and running of the Licensing Program shall be made by Atwater and at Atwater’s sole and reasonable discretion.  By way of example, but not limitation, the Parties agree that Atwater has full decision making authority to decide: (1) which Patents to license; (2) how best to license the Patents; (3) when to implement litigation against infringers; (4) where to implement litigation against infringers; (5) when to settle any infringement litigation; and (6) the amount to accept as part of any settlement of any infringement litigation, implemented as part of the Licensing Program.  This authority by Atwater is limited only to the Patents at issue and does not extend to any other asset owned by Mango, nor to any other portion of Mango’s business activities.

Section 2.4.           Compensation.  As compensation for Atwater’s duties and responsibilities set forth herein, Atwater shall be paid Twenty-Five percent (25%) of Net Proceeds, as defined in Section 1.3 above.  Atwater’s compensation shall be received directly from the litigation counsel’s trust account, at the time litigation counsel distributes Licensing Program funds to Mango, or from any other source that distributes Net

Proceeds.  Mango shall receive a disbursement accounting from litigation counsel prior to any disbursement from litigation counsel that will evidence Gross Proceeds, Litigation Fees, and Net Proceeds.  By way of example, but not limitation, distribution of Gross Proceeds shall be as follows: (1) repayment of Litigation Fess first; (2) next, compensation of litigation counsel; and (3) finally, distribution to Mango of Seventy-Five percent (75%) the Net Proceeds and distribution to Atwater of Twenty-Five percent (25%) of the Net Proceeds.  In the event Atwater identifies a potential infringer upon the Patents, and Mango agrees to advance all Litigation Costs associated with that claim, this Section 2.4 shall not apply and the Parties agree to enter into an Amendment to this Agreement setting forth a new compensation structure for that matter.

SECTION 3

SALE OF PATENTS & RIGHT OF FIRST OFFER

Section 3.1.           In the event that Mango receives a proposed offer to sell, transfer or assign its right, title or interest (in whole or in part) in the Patents, Mango shall first offer to Atwater the right to purchase the Patents under the same sales conditions received by Mango.  If Atwater does not elect to purchase the Patents within seven (7) days, Atwater and Mango shall work together to negotiate and consummate a sale of the Patents.   Atwater, and its litigation counsel, shall use its experience and skills in this field to assist Mango and help consummate a Sales Transaction.  Mango acknowledges that the proceeds from a Sales Transaction shall be treated as Gross Proceeds under this Agreement.

SECTION 4

NO PARTNERSHIP, JOINT VENTURE, AGENCY OR GRANT OF MANAGEMENT OR EQUITY INTERESTS INTENDED; TAX ISSUES; AUTHORITY

Section 4.1.           No Grant of Authority.  Other than as expressly set forth in this Agreement, the Parties do not intended, nor shall this Agreement be deemed or construed to: (a) create a partnership, joint venture, agency by and among Mango and Atwater (b) grant to either Party any equity, voting or other legal or equitable interest in the other Party; (c) confer upon either Party any right of management or oversight of the business and operations of the other Party, except as referenced in 2.3; or (d) make either Party in any way responsible for the debts, expenses, fees, costs or losses of the other Party.  Other than as expressly set forth in this Agreement, the Parties disclaim any sharing of liabilities, losses, costs or expenses related to the transactions contemplated by this Agreement.

Section 4.2.           Acknowledgement.  Mango accepts this Agreement with the understanding that Licensing Programs are highly speculative in nature and that the receipt by Mango of any amounts as a result of any Licensing Program or other activities designed to generate Gross Proceeds is not guaranteed by Atwater.

Section 4.3.           Authority.  Each Party individually and severally represents and warrants to the other Party that: (a) it has all requisite power and authority to enter into, consummate and perform this Agreement, and (b) this Agreement is the valid, binding and enforceable obligation of such Party.

SECTION 5

OTHER  PROVISIONS

Section 5.1.           Term; Termination.  This Agreement shall commence on the Effective Date and shall terminate upon the earlier of: (a) the completion of the Licensing Program; (b) immediately prior to the consummation of a Sale Transaction; or (c) written termination by either Party.  Should either Party wish to terminate this Agreement, it may do so in writing, with thirty (30) days written notice.  Mango acknowledges that if it chooses to terminate Atwater, Mango will remain liable for any Litigation Fees and that Mango must pay all such Litigation Fees prior to termination of Atwater.  Atwater acknowledges that it must not terminate this Agreement in bad faith, or at such a time, or in such a way, as to unfairly prejudice Mango in the Licensing Program.

Section 5.2.           Notices.  All notices, demands, or requests provided for or permitted to be given pursuant to this Agreement must be in writing to be effective and shall become effective either when: (a) personally delivered to the Party to which such notice, demand, or request is directed; (b) mailed by registered or certified mail with return receipt requested on the earlier of the date actually received by the Party to which such is directed or (whether ever received or not) or three (3) Business Days after the same is deposited in the United States Mail, addressed to such Party at the address set forth in the signature page; or (c) if sent via facsimile upon receipt with proof of confirmed answer back of the date of transmission.

Section 5.3.           THIS AGREEMENT AND THE OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS THEREUNDER; THE PARTIES AGREE THAT THE PROPER FORUM FOR ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE THE PROPER LOCAL, STATE OF FEDERAL COURT IN COUNTY OF NEW YORK, CITY OF NEW YORK.

Section 5.4.           Waiver.  No consent or waiver, express or implied, by any Party to, or of, any breach or default by the other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations hereunder.  Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare such other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by the non-defaulting Party of its rights hereunder.

Section 5.5.           Amendment; Modification.  This Agreement may be amended or modified from time to time but only by a written instrument executed by the Parties.  This Agreement may not be amended by oral statements.  This written Agreement represents the final and complete agreement of the Parties regarding the subject matter of this Agreement and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements.  There are no oral or unwritten agreements regarding the subject matter of this Agreement.

Section 5.6.           Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 5.7.           Binding Obligations.  This Agreement shall inure to and be binding upon the Parties and their respective legal representatives, successors and authorized assigns (but nothing contained herein shall be deemed to permit any assignment not otherwise permitted by any other provisions hereof).

Section 5.8.           Further Assurances.  The Parties agree to promptly execute such other documents and instruments as are necessary or reasonably necessary to consummate this Agreement and the transactions contemplated herein.

Section 5.9.           Assignment.  Any attempted assignment of any Parties interest in this Agreement shall not become effective without the prior, written consent of the other Party; provided, however, no prior written consent shall be required in connection with any reorganization or change of corporate structure into a liquidating trust (or other similar entity) undertaken by either Party.

Section 5.10.         Attorney’s Fees; Court Costs.  If it shall become necessary for a Party to resort to judicial intervention to enforce this Agreement because of the default of the other Party, the losing Party shall reimburse the prevailing Party for its reasonable attorneys’ fees and other court costs and expenses upon the rendering of a final and non-appealable order from a court of competent jurisdiction.

Section 5.11.         Counterparts.  Multiple originals of this Agreement may be executed simultaneously, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 5.12.         Written Authority.  Except as otherwise provided herein, whenever the consent or approval of any Party is required or permitted in this Agreement, such consent or approval must be in writing to be effective.

Section 5.13.         Confidentiality.  The terms and conditions of this Agreement as well as the existence thereof, is strictly confidential and (except as otherwise required by law) shall not be disclosed (in whole or in part) by any Party (including such Party’s agents, representatives, officers, directors, principals, stockholders, members or legal counsel) without the prior, written consent of the other Party.  The foregoing notwithstanding, the Parties acknowledge that Mango is a public entity and is bound by the rules and regulations, including disclosure obligations, of the Securities and Exchange Commission.  Mango shall provide Atwater with an advance copy of any proposed disclosure for Atwater’s review and comment within three (3) days of it’s receipt of the proposed disclosure.

Section 5.14.         Rules of Construction.  It is acknowledged and confirmed that each Party and its respective legal counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any subsequent amendments hereto.

Section 5.15.         Rights Under This Agreement.  Nothing in this Agreement, or in any transaction contemplated hereby, express or implied, shall give or be construed to give to any individual or entity other than the Parties any legal or equitable right, remedy, privilege, immunity or claim under this Agreement or by reason of such transaction, all of the covenants and provisions of this Agreement being for the sole benefit of the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first noted above.

On behalf of Mango Capital Inc.:		On behalf of Atwater Partners of Texas LLC.:
Signature:		Signature:

By:	/s/ Dennis M. Goett	By: /	/s/ Anthony Hayes
	Dennis M. Goett		Anthony C. Hayes

Title:	CEO	Title:	President